EXHIBIT 10.115

CORTEX PHARMACEUTICALS, INC.

AMENDMENT NO. 2 TO 2006 STOCK INCENTIVE PLAN

This Amendment No. 2 to the 2006 Stock Incentive Plan (the “Plan”) of Cortex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), is made effective as of June 5, 2009.

WHEREAS, the Plan was established and adopted effective March 30, 2006;

WHEREAS, the Company previously amended the Plan effective as of May 9, 2007 (“Amendment No. 1”);

WHEREAS, pursuant to Section 12.1 of the Plan, on February 23, 2009, the Board of Directors approved an increase in the number of shares authorized for issuance under the Plan by 3,000,000 shares to 7,363,799 shares; and

WHEREAS, at the Company’s 2009 Annual Meeting of Stockholders held on June 5, 2009, the Company’s stockholders approved the increase in the authorized number of shares issuable under the Plan by 3,000,000 shares to 7,363,799 shares.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby further amended as follows:

1. Sections 4.1(a) and (b) of the Plan are hereby amended to read in their entirety as follows:

“(a) The number of shares of Common Stock that may be issued pursuant to Awards under the Plan shall be the sum of: (i) six million eight hundred thousand (6,800,000) shares; plus (ii) the number of shares of Common Stock remaining available for issuance and not subject to awards granted under the Cortex Pharmaceuticals, Inc. 1996 Stock Incentive Plan (the “Existing Plan”) as of the Effective Date. The foregoing limitations shall be subject to adjustment as to the number and kind of shares pursuant to Section 4.2 hereof. In the event that (a) all or any portion of any Option granted under the Plan can no longer under any circumstances be exercised, or (b) any shares of Common Stock subject to an Award Agreement are reacquired by the Company, the shares of Common Stock allocable to the unexercised portion of such Option or the shares so reacquired shall again be available for grant or issuance under the Plan.

As of the Effective Date, there were five hundred sixty-three thousand, seven hundred and ninety-nine (563,799) shares of Common Stock available for issuance under the Existing Plan. Accordingly, the maximum number of shares of Common Stock that could be issued pursuant to Awards under the Plan is seven million three hundred sixty-three thousand seven hundred ninety-nine (7,363,799) shares of Common Stock, subject to adjustment as to the number and kind of shares pursuant to Section 4.2 hereof.

(b) The maximum number of shares of Common Stock that may be issued under the Plan as Incentive Options shall be seven million three hundred sixty-three thousand seven hundred ninety-nine (7,363,799) shares, subject to adjustment as to the number and kind of shares pursuant to Section 4.2 hereof.”

2. Unless otherwise amended as set forth herein, the terms and provisions of the Plan, as amended by Amendment No. 1, shall remain in full force and effect.

IN WITNESS WHEREOF, Cortex Pharmaceuticals, Inc. has caused its duly authorized officer to execute this amendment as of the date first set forth above.

CORTEX PHARMACEUTICALS, INC.

By:	/s/ Maria S. Messinger
Maria S. Messinger Vice President, Chief Financial Officer and Corporate Secretary

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